This GLOBAL EXPENSE AGREEMENT (this “Agreement”) as of ________, 2007 between CMA Ship Management (the “Manager”), as ship manager, and Global Ship Lease, Inc. (“GSL”), as the sole shareholder of each of the entities (each, an “Owner”) owning the vessels (each, a “Vessel” and, collectively, the “Vessels”) identified herein.

WHEREAS, the Manager has entered or shall enter into a separate ship management agreement (each, a “Management Agreement” and, collectively, the “Management Agreements”) with each Owner for the Vessel owned by such Owner on the date of delivery of such Vessel; and

WHEREAS, CMA CGM S.A. (the “Charterer”) has entered or shall enter into a separate Time Charter Party (each, a “Charter” and, collectively, the “Charters”) with each Owner on the date of delivery of the Vessel to such Owner pursuant to which the Charterer has time chartered or shall time charter a Vessel from such Owner.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Vessels to which this Agreement applies and the per diem expense cap (the “Per Diem Cap”) and reduced per diem expense cap (the “Reduced Per Diem Cap”) for each of the Vessels are:

Vessel	Per Diem Cap (US$)	Reduced Per Diem Cap (US$)
Ville d’Aquarius	6,400	5,260
Ville d’Orion	6,400	5,260
Julie DELMAS	5,400	4,570
Kumasi	5,400	4,570
Marie DELMAS	5,400	4,570
MOL Rainbow	5,400	4,570
CMA CGM La Tour	5,400	4,570
CMA CGM Manet	5,400	4,570
CMA CGM Matisse	5,400	4,570
CMA CGM Utrillo	5,400	4,570
CMA CGM Alcazar	5,900	4,600
CMA CGM Château d’If	5,900	4,600
Hull 4.126	8,800	6,470
CMA CGM America	6,650	5,510
CMA CGM Sambhar	6,650	5,510
CMA CGM Jamaica	6,650	5,510
CMA CGM Berlioz	7,800	6,670
2.	The Manager shall compute a quarterly expense cap for each Vessel (a “Per Vessel Cap”), as of each March 31, June 30, September 30 and December 31 during the term of this

Agreement (the quarterly period ending on each such date, a “Quarterly Period”). For each Quarterly Period and each Vessel, the Per Vessel Cap shall be equal to the actual number of days the Vessel was owned by the Owner and under management by the Manager during such Quarterly Period multiplied by the Per Diem Cap for such Vessel. If, on any day, a Vessel is owned by the Owner and under management by the Manager for less than the full day, then only that percentage of the day during which the Vessel is owned by the Owner and under management by the Manager (expressed as a decimal and based on the number of complete hours the Vessel was owned by the Owner and under management by the Manager during such day) shall be included in computing the Per Diem Cap for such Vessel. The aggregate expense cap for all Vessels (the “Aggregate Cap”) for each Quarterly Period shall equal the sum of the Per Vessel Caps during such Quarterly Period. For any day or fraction of a day when a Vessel is off-hire and not in service (for example because the Vessel is in dry-dock), the Reduced Per Diem Cap shall be utilized in place of the Per Diem Cap in computing the Per Vessel Cap for such Vessel.

3.

For each Quarterly Period, the Manager will pay to GSL the amount (if any) by which the actual aggregate expenses, excluding insurance costs and drydock expenses, incurred with respect all of the Vessels during such Quarterly Period exceed the Aggregate Cap for such Quarterly Period (such amount, the “Reimbursable Expense Amount”).

4.

Not later than the fourteenth (14th) day following the end of each Quarterly Period, the Manager shall provide GSL with a written notice setting forth: (i) each Per Vessel Cap for such Quarterly Period showing the number of days and relevant Per Diem Cap and/or Reduced Per Diem Cap; (ii) the Aggregate Cap for such Quarterly Period; (iii) the actual expenses, excluding insurance costs and drydock expenses, incurred with respect to each Vessel during such Quarterly Period; (iv) the aggregate actual expenses, excluding insurance costs and drydock expenses, incurred for all Vessels during such Quarterly Period; and (v) the Reimbursable Expense Amount, if any. Unless GSL objects to the calculations set forth in such notice by the seventh (7th) day following its receipt of such notice, GSL shall be deemed to agree with the calculations set forth in such notice. The Manager shall pay to GSL the Reimbursable Expense Amount not later than the seventh (7th) day following GSL’s agreement or deemed agreement with the calculations set forth in such notice.

5.

In January of each year, commencing in the January following the third anniversary of the commencement of each Charter, the Manager shall compare the actual per diem expenses, excluding insurance costs and drydock expenses, of the Vessel subject to such Charter for the calendar year just ended (the “Actual Expense Amount”) against the per diem expenses, excluding insurance costs and drydock expenses, included in the calculation of the Per Diem Cap of such Vessel for calendar year preceding the calendar year included in the determination of the Actual Expense Amount (the “Reference Expense Amount”) (as set forth for each Vessel for each year on Appendix A hereto). For the avoidance of doubt, and as an example, the Actual Expense Amount for 2010 shall be compared to the Reference Expense Amount for 2009. If the Actual Expense Amount exceeds the Reference Expense Amount by more than $500 and more than 50% of such excess is attributable to crew costs and lube oil costs, also shown in Appendix A, the Manager shall make 36 equal monthly payments to the Owner (at the times specified below) for the thirty-six (36) month period commencing on January 1 of the year of determination (the “Adjustment Payment Period”) with each monthly payment being equal to the lesser of (y) one-twelfth (1/12) of 365 times the amount of such excess and (z) $15,208. Not later than the fourteenth (14th) day following each relevant calendar year end the Manager shall provide each Owner with a written notice setting forth: (i) the Actual Expense Amount for such Vessel for the calendar year just ended and the portion of the Actual Expense Amount attributable to crew costs and lube oil costs, (ii) the Reference Expense Amount for such Vessel for the calendar year preceding the calendar year included in the determination of the Actual Expense and the amount of the Reference Expense Amount attributable to crew costs and lube oil costs (both as set forth on Appendix A hereto), (iii) the amount, if any by which the Actual Expense Amount described in clause (i) exceeds the Reference Expense Amount described in clause (ii) and the amount of such excess (expressed as a percentage) which is attributable to crew costs and lube oil costs, and (iv) the total amount, if any, payable by the Manager to the Owner pursuant to this Clause 5 for such Vessel with respect to such year. Unless the Owner objects to the calculations set forth in such notice by the seventh (7th) day following its receipt of such notice, the Owner shall be deemed to agree with the calculations set forth in such notice. The first payment due under this Clause 5 shall be paid by the Manager to the Owner on the later of (a) the fifth (5th) day following the Owner’s agreement or deemed agreement with the calculations set forth in such notice with respect to such Vessel and (b) the first January 31 occurring during the Adjustment Payment Period and each subsequent payment shall be made on the last day of each month during the Adjustment Payment Period, commencing on the first February 28 occurring during the Adjustment Payment Period. The determination set out in clauses (i) through (iv) above shall be carried out each January following the third anniversary of the commencement of each Charter; provided, however, that if the Manager is required to pay any amount pursuant to this Clause 5 with respect to any Vessel, there shall be no further amounts payable by the Manager to the Owner of such Vessel pursuant to this Clause 5 during the related Adjustment Payment Period. For the avoidance of doubt if payment obligation arises under (iv) then its is paid for three years and a re-determination is made as at the fourth year.

6.

If either the margin or the participation fees, as described in the Mandate Letter dated October 4, 2007 among GSL, the Charterer and Fortis Bank (Nederland) N.V., Citibank International Plc and HSH Nordbank AG (the “Arrangers”) relating to the $800 million senior secured revolving credit facility agreement among GSL, the Arrangers and other lenders, is (or has been) increased in accordance with Clause 3.6 of the Mandate Letter, then the charter hire payable by the Charterer to each Owner pursuant to each Charter shall be increased by a minimum amount of $100 per day per Vessel; provided that upon any increase of the margin or the participation fees, the issue shall be referred to senior executives of both GSL and the Charterer for a commercially reasonable and good faith determination as to the sufficiency of such $100 increase in charter hire payable and provided, further that such $100 increase may be adjusted in accordance with their determination.

7.

This Agreement shall be governed and construed in accordance with English law. Clauses 19.1 (Law and Arbitration) and 20 (Notices) of the Management Agreements shall apply to this Agreement and are hereby incorporated by reference.

8.

This Agreement (including Appendix A hereto), the Management Agreements, and the Charters represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. In the event of any conflict between the terms of this Agreement and the terms of any Management Agreement or Charter, the terms of this Agreement shall control.

9.

Clauses 2 through 4 of this Agreement shall terminate with respect to any Vessel upon the termination of the Management Agreement relating to that Vessel and upon such termination, the Per Vessel Cap relating to such Vessel and the actual expenses incurred with respect to such Vessel shall no longer be taken into account in determining the Reimbursable Expense Amount. Clauses 2 through 4 of this Agreement shall terminate with respect to all Vessels upon the termination of any Management Agreement following which there are fewer than two Management Agreements in effect. Clauses 5 and 6 of this Agreement shall terminate with respect to any Vessel upon the termination of the Charter relating to such Vessel.

10.	Any amendment, modification or supplement to this Agreement shall be valid only if made in writing and signed by both of the parties hereto.
11.

This Agreement may be executed in any number of counterparts, each of which so executed counterparts shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

12.	Each Owner shall be a third-party beneficiary of this Agreement with respect to Clauses 5 and 6 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

GLOBAL SHIP LEASE, INC.
By:
Name:
Title:

By:
Name:
Title:

CMA SHIP MANAGEMENT
By:
Name:
Title:

By:
Name:
Title:

CMA CGM S.A.
By:
Name:
Title:

By:
Name:
Title: